Exhibit 10.22

AMENDMENT NO. 8, dated as of September 13, 2010, to that Employment Agreement dated October 22, 2004 (as previously amended, the “Agreement”) by and between JOHN SWIDER (“Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the dates written below, the Agreement is hereby amended as follows:

1. Paragraph 1(a) of the Agreement is hereby deleted and the following substituted therefore:

Employment Term. The Company shall employ Executive until March 31, 2013 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. The Agreement shall be considered effective as of November 1, 2004 (the “Effective Time”).

2. Paragraph 2(a) and 2(b) of the Agreement is hereby deleted and the following substituted therefore:

Title and Duties

a. Title. During Executive’s employment by the Company, Executive shall serve as Executive Vice President, Operations of American Media, Inc. and President/CEO of Distribution Services, Inc. (“DSI”). In such position, Executive shall report directly to the Company’s Chairman/CEO or such other individual as designated by the Company’s Chairman/CEO.

b. Duties. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would directly or indirectly conflict with the rendition of such services without the prior consent of the Company’s Chief Executive Officer; provided that, Executive may be an officer/managing member of a company/LLC which is involved in the horse/horse racing industry, so long as such activities do not materially interfere with the performance of executives Duties hereunder. Executive shall have such duties and authority as may be determined from time to time by the Company’s Chairman/CEO.

3. Paragraph 3 of the Agreement is hereby deleted and the following substituted therefore:

Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of:

April 1, 2010 to March 31, 2011 – $325,000.00

April 1, 2011 to March 31, 2012 – $400,000.00

April 1, 2012 to March 31, 2013 – $425,000.00

in regular installments in accordance with the Company’s usual payroll practices.

4. Paragraph 4 of the Agreement is hereby deleted and the following substituted therefore:

Bonus. With respect to each full fiscal year during Executive’s employment with the Company, effective FY11, Executive shall be eligible to earn an annual Bonus (the “Bonus”) based on the below (as measured by approved annual budgeted EBITDA, approved by the Board of Directors). Such Bonus, if any, shall be payable as listed below, but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends. The bonus plan targets shall be subject to change each fiscal year at the discretion of the Chairman/CEO of the Company.

Fiscal Year	Target Bonus	Performance Measure	Payable
FY2011	discretionary	DSI performance**	Annual
FY2012	$150,000.00	EBITDA of DSI**	Annual
FY2012	$75,000.00	Production/Manufacturing cost savings*	Annual
FY2013	$175,000.00	EBITDA of DSI**	Annual
FY2013	$75,000.00	Production/Manufacturing cost savings*	Annual

Each calendar quarter in FY2012 and FY2013, Executive will receive an advance of the Target Bonus set forth above, calculated at 50% of the Target Bonus (Executive will not be obligated to repay the advance unless directed otherwise in the discretion of the President/CEO of the Company). At the end of each fiscal year, any amount due to executive above the advance paid, if any, will be paid when other bonus are paid to similar executives at the Company (typically within 90 days of the close of the fiscal year).

*	Cost savings amount/action plans shall be mutually approved by Executive and the President/CEO of the Company.

**	EBITDA of DSI is the fiscal year budgeted amount approved by the Board of Directors of the Company.

Except as expressly modified in this Agreement No. 9 and another other previous amendments, all other terms and conditions of the Agreement shall remain in full force and effective.

If the Company transfers all or substantially all of the business, assets, ownership or control of DSI to any third party entity during the term of the Agreement, then (i) Paragraphs 2, 3 and 4 of this Amendment No. 8 shall be void upon the consummation of such transfer, (ii) Executive will be moved back to Executive’s position immediately prior to the effective date of this Amendment, (iii) Executive’s title will revert back to what had been in place immediately prior to the effective date of this Amendment and (iv) Executive’s compensation will change as follows (a) notwithstanding any other provision of the Agreement or this Amendment No. 8 to the contrary, the base salary will cease to increase and will remain the same as it was immediately before the date of such transfer for the remainder of the Employment Term, and (b) the bonus plan will have a target bonus which, when added to the base salary, will equal $500,000.00 (Five Hundred Thousand Dollars and Zero Cents) [for example – if, on December

10, 2011 Executive goes back to the title held by Executive immediately before the date of this Amendment No. 8, then Executive base salary would remain at $400,000.00 and the bonus target would be $100,000.00].

6. Except as expressly modified by this Amendment No. 8 and another other previous amendments, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 8 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

	By:	/s/David Pecker
Name: David Pecker
Title: 9/22/2010
AGREED AND ACCEPTED

/s/ John Swider 9/22/2010
John Swider